UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 21, 2007

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2007, the Compensation Committee of the Board of Directors adopted a form of Restricted Stock Unit Award Agreement in conjunction with the fiscal 2008 grants pursuant to the Company's 2004 Stock Incentive Plan. A copy of the form of agreement is attached hereto as Exhibit 10.1.

On March 21, 2007, the Compensation Committee also approved the fiscal 2008 Economic Profit ("EP") incentive plan. EP is defined as the difference between Adjusted EBITDA less cash taxes and a capital charge of 2% per month on capital employed (defined as the sum of trade accounts receivable, inventory and fixed assets less trade accounts payable to generate such Adjusted EBITDA). A division employees’ award will be weighted 75% based on the division’s EP and 25% for consolidated corporate EP. A corporate employees’ award will be weighted 100% on consolidated Company EP results.

Depending on fiscal 2007 performance of the Company’s divisions, eligible employees will begin earning first dollar award credit once his or her division reaches a minimum threshold of 80% of actual fiscal 2007 EP or 120% of negative EP. Employees will achieve an award of 100% of an individual's targeted bonus level upon the division and the Company achieving an EP level at defined improvement factors above the average of the actual and target fiscal 2007 EP levels. Named Executive Officers' EP targets, if achieved, would result in a payout to Gordon A. Ulsh and Francis M. Corby, Jr., of an amount equal to each of their respective annual base salaries; Mitchell S. Bregman, Barbara Hatcher and E.J. O’Leary would receive an amount equal to fifty percent of their base salary, and Phillip A. Damaska would receive an amount equal to thirty percent of his base salary. Performance above or below EP target will result in a proportional payment above or below the Named Executive Officer's target payout. All other salaried global employees, excluding those who participate in a management incentive plan or who are covered by a collective agreement, will participate in the EP Plan with the target payout at 3% of their base salaries.

If any division's results fall below the minimum threshold of 80% of the division's actual fiscal 2007 EP or 120% of negative EP, payout to such division's employees will be limited to the corporate portion of the EP Plan, assuming the consolidated corporate results reach 80% of actual fiscal 2007 EP. The payouts above target are uncapped. No payments will be made until fiscal 2009.

Due to the sensitive nature of the components in the Company’s EP calculation, the Company believes disclosure of EP targets would cause it undue harm.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2007, the Company's Board of Directors appointed Joseph V. Lash as a director. Mr. Lash was nominated by Tontine Capital Partners, L.P., one of the Company's shareholders, under the Standby Purchase Agreement, as well as the letter agreement between the Company and Tontine Capital Partners, L.P. on January 8, 2007 as reported in the Company's Form 8-K filed on January 11, 2007.

Mr. Lash, 44, is a partner of Tontine Associates, LLC, a Greenwich, Connecticut-based investment partnership, since July 2005. Tontine Associates, LLC is an affiliate of Jeffrey L. Gendell, the beneficial owner of 28.3% of the Company's common stock as described in a Form 4 filed by Mr. Gendell on September 20, 2006. Prior to that, Mr. Lash was a Senior Managing Director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm from April 2002 to July 2005. From June 1998 to April 2001, Mr. Lash was a Managing Director of JP Morgan Chase & Co., a financial services firm. Mr. Lash also serves as a director of Integrated Electrical Services, Inc., an electrical contracting services provider, and Neenah Foundry Company, a metals casting manufacturer. With the exception of reimbursement of expenses related to his Board responsibilities, Mr. Lash has elected to forego any director compensation. A press release announcing Mr. Lash's appointment is attached as Exhibit 99.1.

On March 22, 2007, the Board of Directors increased the annual base compensation for Gordon A. Ulsh, President and Chief Executive Officer to $900,000 and increased to 300% of current base salary the value of Mr. Ulsh's fiscal 2008 long-term equity compensation. On March 21, 2007, the Compensation Committee increased the annual base salary for Edward J. O'Leary, President-Transportation North America to $375,000. Both salary actions will take effect May 1, 2007. The increase in the value of Mr. Ulsh's equity grant under the Company's 2004 Stock Incentive Plan was effective as of his March 22, 2007 grant.

Item 9.01 Financial Statements and Exhibits.

10.1 Form of Restricted Stock Unit Award Agreement.

99.1 Press Release dated March 27, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

March 27, 2007	By:	Francis M. Corby, Jr.

Name: Francis M. Corby, Jr.
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Restricted Stock Unit Award Agreement
99.1	Press Release dated March 27, 2007